Exhibit 4.2

AMENDMENT NO. 2 TO AMENDED AND RESTATED RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 (this “Amendment No. 2”), dated as of December 12, 2023 amends the Amended and Restated Rights Agreement, dated as of September 24, 2020 (as amended by the Amendment No. 1 to Amended and Restated Rights Agreement, dated as of December 11, 2023, the “Rights Agreement”) by and between HOLLYSYS AUTOMATION TECHNOLOGIES LTD., a British Virgin Islands business company (the “Company”), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation, as rights agent (the “Rights Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Rights Agreement.

RECITALS

WHEREAS, the Company and the Rights Agent have executed and entered into the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, for the purposes set forth in such Section 27, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement without approval of any holders of Rights or Rights Certificates;

WHEREAS, the Company, Superior Technologies Holding Limited, an exempted company incorporated under the laws of the Cayman Islands (“Parent”), and Superior Technologies Mergersub Limited, a British Virgin Islands business company incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of December 11, 2023 (as amended, modified and supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”); and

WHEREAS, the Board has determined and resolved that it is in the best interest of the Company and its shareholders to amend the Rights Agreement as set forth below to provide that the acquisition of securities of the Company by Parent, Merger Sub and Parent Affiliated Persons as set forth herein will not result in any Person becoming an Acquiring Person or have any triggering effect on the Rights;

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1.    Section 1 of the Agreement is hereby amended and supplemented to add the following definition in the appropriate locations with the numbering adjusted accordingly:

“Parent Affiliated Persons” shall means any other Person that controls, is controlled by or under common control with Parent. The term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person in this definition, shall mean the ownership of more than 50% of the outstanding voting securities of such Person or the power to appoint a majority of the directors of the board of directors (or equivalent governing body) of such Person.

2.    The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended and supplemented by replacing the last sentence thereof with the following sentences:

“Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub or any Parent Affiliated Person, either individually or together, shall be deemed to be or become an “Acquiring Person” by reason or as a result of (i) the approval, adoption, execution, delivery or amendment of the Merger Agreement, (ii) prior to the termination of the Merger Agreement in accordance with its provisions, the performance of the Merger Agreement or the consummation of any of the transactions (including the Merger) contemplated by the Merger Agreement in accordance with its provisions, including the entry into or performance of the Support Agreement, the Equity Commitment Letters, the Limited Guarantee (each as defined in the Merger

Agreement) and any other agreements contemplated by the Merger Agreement, in each case in accordance with their respective provisions, (iii) prior to the termination of the Merger Agreement in accordance with its provisions, the acquisition of securities of the Company by any such Person in compliance with applicable law, or (iv) the public announcement of any of the foregoing (such actions described in the foregoing sub-clauses (i), (ii), (iii) and (iv), the “Permitted Events”). Promptly following the acquisition of any securities of the Company by any Parent Affiliated Person, such Person shall enter into a support agreement that is substantially in the form of the Support Agreement with Parent and Merger Sub.

Notwithstanding the foregoing, following the termination of the Merger Agreement in accordance with its terms, none of Parent, Merger Sub or Parent Affiliated Persons, either individually or together, shall be deemed to be or become an “Acquiring Person” solely by reason of such Person Beneficially Owning, individually or in the aggregate, fifteen percent (15%) or more of the Voting Power of the Company; provided that, in any event, following the termination of the Merger Agreement in accordance with its terms, if any such Person Beneficially Owns any additional securities representing the Voting Power (other than as a result of a reduction of the number of shares outstanding, including repurchases of outstanding voting securities of the Company by the Company), then the foregoing Persons, collectively, shall be deemed to be an Acquiring Person, unless upon acquiring such Beneficial Ownership, none of such Persons Beneficially Owns, individually or in the aggregate, fifteen percent (15%) or more of the Voting Power of the Company.”

3.    Section 36 of the Rights Agreement is hereby replaced and amended in its entirety as follows:

“Section 36. Exception For Merger Agreement. Notwithstanding any provision of this Agreement to the contrary, no Triggering Event shall occur or be deemed to have occurred, none of the Rights shall become exercisable and no holder of any Rights shall be entitled to exercise such Rights by reason or as a result of any Permitted Event. Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable right, remedy or claim under this Agreement by virtue of any Permitted Event.”

4.    This Amendment No. 2 shall be deemed effective as of the date first written above. Except as specifically amended by this Amendment No. 2, all other terms and conditions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed. In the event of a conflict or inconsistency between this Amendment No. 2 and the Rights Agreement, the provisions of this Amendment No. 2 will govern.

5.    If for any reason the Merger Agreement (including the Merger) is terminated in accordance with its terms, then this Amendment No. 2 shall become null and void and be of no further force and effect; provided, however, that the first sentence of Section 1 of the Rights Agreement as amended by this Amendment No. 2, together with all related defined terms used therein, shall survive and remain in full force and effect, and, subject to the survival of foregoing sentence and all related defined terms used therein, the Rights Agreement shall remain the same as it existed immediately prior to execution of this Amendment No. 2, and the Company shall promptly notify the Rights Agent of same.

6.    This Amendment No. 2 shall be deemed to be a contract made under the laws of the British Virgin Islands and for all purposes shall be governed by and construed in accordance with the laws of such jurisdiction applicable to contracts to be made and to be performed entirely within the British Virgin Islands.

7.    This Amendment No. 2 may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Amendment No. 2 transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

8.    If any term, provision, covenant or restriction of this Amendment No. 2 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 2 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.    The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment No. 2.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment No. 2 has been duly executed by the Company and the Rights Agent as of the day and year first written above.

HOLLYSYS AUTOMATION TECHNOLOGIES LTD.

By:	/s/ Changli WANG
Name:	Changli WANG
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Stacy Aqui
Name:	Stacy Aqui
Title:	Vice President

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